UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2017

MAGELLAN GOLD CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	_333-174287	27-3566922
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

2010A Harbison Drive # 312, Vacaville, CA  95687
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (707) 884-3766

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

The following sets forth the information required by Item 701 of Regulation S-K with respect to the unregistered sales of equity securities by Magellan Gold Corporation, a Nevada corporation (the "Company"):

1a.

On April 14, 2017 (the “Conversion Date”), the Company received a Notice of Conversion from Clifford L. Neuman (“Neuman”) in which Neuman elected to convert $20,000 of outstanding principal due under its Convertible Promissory Note dated October 1, 2014 in the original principal amount of $51,531.88 (the “Note”) into 2,000,000 shares (the “Shares”) of common stock, $0.0001 par value (“Common Stock”) of the Company, at a conversion price of $0.01 per share (the “Conversion”).  After the Conversion, approximately $14,850.44 of outstanding principal and accrued interest under the Note remained outstanding.

As part of the transaction, the Company agreed to pay Neuman $8,850.44 and further agreed to reduce the conversion price of the remaining $6,000 due under the Note to $0.001. The Neuman then agreed to assign his remaining interest in the Note to Bright Star International, Inc. (“Bright Star”).

On April 14, 2017 (the “Conversion Date”), the Company received a Notice of Conversion from Bright Star that it had elected to convert $3,000 of the principal balance of the Note into 3,000,000 shares (the “Shares”) of Common Stock (the “ Bright Star Conversion”).  After the Bright Star Conversion, approximately $3,000 of principal remained outstanding under the Note.

b.

The shares were issued to Neuman and Bright Star in reliance upon the exemption from the registration requirements under the Securities Act of 1933 as amended (the "Securities Act") contained in Section 4(2) thereof.   The shares issued to Neuman and Bright Star were “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, but are eligible for immediate legend removal based upon the tacking provisions of Rule 144(d)(3) applicable to non-affiliates.

c.

The Company paid no fees or commissions in connection with the issuance of the Shares.

d.

The conversion of the Note into the shares of Common Stock was undertaken without registration under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act set forth in Section 4(2) thereunder.

e.

Not applicable.

f.

Not applicable.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magellan Gold Corporation

Date: April 20, 2017	By: /s/ W. Pierce Carson W. Pierce Carson, President and CEO